Exhibit 5.2

TELEFÓNICA, S.A.

Distrito Telefónica, Ronda de la Comunicación, S/N

28050 Madrid

Spain

TELEFÓNICA EMISIONES, S.A.U.

Distrito Telefónica, Ronda de la Comunicación, S/N

28050 Madrid

Spain

Madrid, March 6, 2018

Dear Sirs,

TELEFÓNICA EMISIONES, S.A.U.

USD 750,000,000 Fixed Rate Senior Notes due 2038 and USD 1,250,000,000 Fixed Rate Senior Notes due 2048

guaranteed by TELEFÓNICA, S.A.

We have acted as Spanish counsel to Telefónica, S.A. (the “Guarantor”) and Telefónica Emisiones, S.A.U. (the “Company”), for purposes, among others, of issuing a legal opinion addressed to you in connection with the issuance by the Company of USD 750,000,000 fixed rate senior notes due 2038 (the “2038 Fixed Rate Senior Notes”) and USD 1,250,000,000 fixed rate senior notes due 2048 (the “2048 Fixed Rate Senior Notes”, and together with the 2038 Fixed Rate Senior Notes, the “Notes”). The Notes will be unconditionally and irrevocably guaranteed by the Guarantor. We have taken instructions solely from the Company and the Guarantor.

A.	Documents reviewed

In arriving at our opinions, we have reviewed the following documents:

(a)	a copy of the global notes dated on March 6, 2018 evidencing the Notes and a copy of the guarantee dated on March 6, 2018, executed and delivered by the Guarantor and endorsed on each security certificate representing the Notes (the “Guarantee”);

(b)	a copy of the public deed of issue of the Notes (escritura de emisión) executed on February 28, 2018, before the Notary Public of Madrid Mr. José Miguel García Lombardía under number 888 of his official records, which has been filed for registration (presentada a inscripción) with the Commercial Registry of Madrid (the “Public Deed of Issuance”);

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(c)	a copy of the Registration Statement on form F-3 registered with the United States Securities and Exchange Commission (including the base prospectus attached thereto) dated May 13, 2015, with file number 333 204118 (the “Registration Statement”);

(d)	a copy of the preliminary prospectus supplement dated February 27, 2018, filed with the United States Securities and Exchange Commission on February 27, 2018;

(e)	a copy of the final prospectus supplement relating to the offering of the Notes dated February 27, 2018, filed with the United States Securities and Exchange Commission on February 28, 2018 (the “Prospectus Supplement”);

(f)	a copy of the indenture dated as of May 22, 2012, among the Company, the Guarantor and The Bank of New York Mellon (the “Indenture”);

(g)	a copy of the supplemental indenture dated March 6, 2018, among the Company, the Guarantor and The Bank of New York Mellon in connection with the 2038 Fixed Rate Senior Notes (the “Sixth Supplemental Indenture”);

(h)	a copy of the supplemental indenture dated March 6, 2018, among the Company, the Guarantor and The Bank of New York Mellon in connection with the 2048 Fixed Rate Senior Notes (the “Seventh Supplemental Indenture”, and, together with the Sixth Supplemental Indenture, the “Supplemental Indentures”);

(i)	the information publicly available on the website of the Spanish Central Commercial Registry (www.rmc.es) with respect to the Company and the Guarantor on March 6, 2018;

(j)	a copy of the articles of association (estatutos) of the Guarantor, as publicly available at the web page of the Guarantor (www.telefonica.com) on March 6, 2018;

(k)	a certification with respect to the Guarantor regarding its due existence and the composition of its Board of Directors issued by the Commercial Registry of Madrid on February 12, 2018 and a literal certification with respect to the Company issued by the Commercial Registry of Madrid on February 12, 2018;

(l)	a copy of a certification of certain resolutions passed by the Guarantor as sole shareholder (accionista único) of the Company on May 4, 2015;

(m)	a copy of a certification of certain resolutions approved by the General Shareholders’ Meeting of the Guarantor on June 9, 2017;

(n)	a copy of a certification of certain resolutions approved by the Board of Directors of the Guarantor at its meeting held on June 9, 2017; and

(o)	a copy of a certification of certain resolutions approved by the Executive Commission of the Guarantor at its meeting held on February 21, 2018;

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The Indenture, the Supplemental Indentures, the Notes and the Guarantee will be hereinafter collectively referred to as the “Documents”.

B.	Assumptions

Our opinions are based on the following assumptions:

(a)	All signatures, stamps and seals on the documents reviewed are genuine.

(b)	The original documents we have received are authentic and complete. Any copies we have received are complete and correspond to the originals.

(c)	The draft documents reviewed are the same as the documents that were executed and approved.

(d)	All the parties to the Documents (other than the Guarantor and the Company) have been duly organised and validly exist under the laws of their respective countries of incorporation.

(e)	All the parties (other than the Guarantor and the Company) have the corporate power and authority to perform the transactions validly and effectively and be a party to the contracts contemplated in the Documents and the Documents have been signed by an individual or individuals who have sufficient capacity to validly and effectively bind the parties to the same and compliance with that established in the Documents is within the legal capacity of each of the parties thereto (other than the Guarantor and the Company).

(f)	Each person who signed the Documents on behalf of the Guarantor or the Company had the legal capacity (capacidad de obrar) to do so at the time, and were not legally disqualified from doing so.

(g)	The Documents have been executed and delivered by Mr. José María Álvarez-Pallete López, Mr. Pablo de Carvajal González, Ms. Laura Abasolo García de-Baquedano, Ms. María Luz Medrano Aranguren, Mr. Jesús Romero Albarracín, Mr. Eduardo José Álvarez Gómez, Mr. David Maroto Sobrado, Mr. Daniel Rodriguez-Malo García or Mr. Javier Campillo Díaz on behalf of the Guarantor and by Mr. Eduardo José Álvarez Gómez or Mr. Francisco Javier Ariza Garrote, joint and several directors of the Company (administradores solidarios), on behalf of the Company, and by each of the other parties thereto, in the form conforming to the final draft reviewed by us.

(h)	All the documents that should have been filed with the Commercial Registry of Madrid by the Guarantor and the Company had been filed and registered on or before the date of our search, and subsequent to this no other documents that bear any relation to the opinions expressed in this legal opinion have been filed or registered.

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The content of the certifications issued by the Commercial Registry of Madrid in relation to the Guarantor and the Company on February 12, 2018, and the online excerpts downloaded from the website of the Spanish Central Commercial Registry (www.rmc.es) in relation to the Guarantor and the Company on the date of this legal opinion accurately reflects the registered information about the Guarantor and the Company.

The information held at the Commercial Registry is assumed to be correct and valid pursuant to article 7 of the Commercial Registry Rules.

(i)	The certificates reviewed are true and accurate and correspond to resolutions that have been validly approved in duly convened, constituted and quorate meetings.

(j)	There are and there will be no contractual or other limitations that bind any of the parties and that are included in any document that we have not reviewed but that could affect this opinion, nor are there any agreements between the parties to the Documents which fully or partially annul, modify or supersede the content of such documents.

(k)	There are and there will be no decisions or resolutions of the governing bodies of the Guarantor or the Company that revoke or amend the decisions and resolutions reviewed.

(l)	There are and there will be no factual circumstances that have not been disclosed to us and that could affect this legal opinion.

(m)	The articles of association (estatutos sociales) of the Guarantor and the Company that we have reviewed are those in force on the date of this legal opinion.

(n)	The Documents create legal, valid, binding and enforceable obligations for each party to the Documents under the laws of the State of New York.

(o)	The obligations deriving from the Documents that must be complied with in a jurisdiction other than Spain, or that could be affected in any way by the laws of such other jurisdiction, will not be invalid or ineffective by virtue of the said laws, or contrary to its public policy.

(p)	All the voting rights of the Company belong to the Guarantor.

(q)	The proceeds of the issuance of the Notes, net of management and issuance costs, will be permanently invested with the Guarantor and directly assigned to the risks and financial situation of the Guarantor and its consolidated group.

(r)	The obligations of the Guarantor under the Guarantee constitute, under the laws of the State of New York, an irrevocable and unconditional guarantee of the Guarantor, and under the Guarantee the holders of the Notes may enforce the Guarantee directly against the Guarantor, the obligations of the Guarantor are independent of the obligations of the Company and the Guarantor shall be liable as principal and sole debtor (garantía solidaria e irrevocable).

(s)	The Notes will not initially be offered or sold in Spain.

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(t)	The Notes will be admitted to listing on a regulated market, multilateral trading facility or other organized market.

(u)	The Notes will be originally registered with a clearing and settlement system located outside Spain that is recognized by the Spanish law or by the law of another OECD country.

Where we have not independently verified facts material to the opinions, we have examined and relied on certifications issued by duly authorized representatives of the Guarantor and the Company.

C.	Opinion

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and therefore express no opinion on matters arising under any laws other than the laws of Spain currently in force. This legal opinion is issued on the basis that all related-matters will be governed by, and construed in accordance with Spanish law, and that all matters between the addressees of this legal opinion and ourselves (in particular, those regarding interpretation) will be brought before the Spanish courts.

Our involvement in the transaction described has been limited to our role as Spanish counsel to the Guarantor and the Company, and we therefore assume no obligation to advise any other party to the transaction. Furthermore, we assume no obligation to advise you or any other party of any changes to the law or facts that may occur after today’s date, regardless of whether they affect the legal analysis or conclusions in this legal opinion.

Legal concepts are expressed in the documents in English terms and may not be identical or equivalent to the Spanish legal terms used.

Based on the above, and subject to the additional exceptions, limitations and qualifications set out below, it is our opinion that:

1.	Valid existence

Each of the Guarantor and the Company was duly incorporated and validly exist as a “sociedad anónima” under the laws of Spain.

2.	Corporate power

The Company has the necessary corporate power to issue the Notes.

The Guarantor has the necessary corporate power to execute the Guarantee.

3.	Due authorization

The issue of the Notes has been duly authorized by all necessary corporate action by the Company.

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The execution of the Guarantee has been duly authorized by all necessary corporate action by the Guarantor.

D.	Qualifications

The opinions above are subject to: (i) the effects and outcome of transactions that may derive from insolvency, pre-insolvency mechanisms or any other similar proceedings that generally affect the rights of all or some creditors, including those that do not fall under judicial insolvency proceedings (in particular, but not limited to, transactions that may derive from articles 5 bis, 71 and 71 bis, and the fourth additional provision of the Insolvency Law); as well as to (ii) any principles of public policy (orden público).

This legal opinion is rendered to the addressees identified in this letter and in connection with the transactions described above. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal matters” in the prospectus included in the Registration Statement and under the caption “Validity of the Notes” in the Prospectus Supplement. In giving this consent, we do not admit that we are experts under the Securities Act or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

This opinion shall be governed exclusively by Spanish law and the courts of the city of Madrid (Spain) shall have exclusive jurisdiction to settle any dispute relating to this opinion.

Yours faithfully,

/s/ Rafael Sebastián

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